Exhibit 99.1

Contact:
Eric Martin, Director of Investor Relations
(404) 745-2889

CARTER’S REPORTS A 12% INCREASE IN NET SALES FOR THE SECOND QUARTER OF 2004; NET INCOME MORE THAN DOUBLES

ATLANTA, July 28, 2004/ PRNewswire-FirstCall/ — Carter’s, Inc. (NYSE: CRI), the largest branded marketer of apparel for babies and young children in the United States, today reported its second quarter results for fiscal 2004.

Net sales in the second quarter of fiscal 2004 increased 12% to $156.3 million from $140.0 million for the second quarter of fiscal 2003. The increase in net sales for the second quarter of fiscal 2004 includes a $7.9 million, or 12%, increase in wholesale sales from $65.6 million to $73.5 million and a $5.0 million, or 28%, increase in sales to the mass channel from $17.8 million to $22.8 million. Growth in wholesale sales was driven by increases in all product categories, including strong sleepwear product performance.  Growth in the mass channel reflects the benefit from a full three-months of sales of our Child of Mine brand to Wal-Mart, which launched in June of 2003, and growth in sales of the Tykes brand to Target stores.

The Company’s retail store sales in the second quarter of fiscal 2004 increased $3.4 million, or 6%, to $60.0 million from $56.6 million in the second quarter of fiscal 2003 due to incremental sales from 15 new store openings since June of 2003. Comparable store sales for the second quarter of fiscal 2004 were flat to the second quarter of fiscal 2003.  As of July 3, 2004, Carter’s had a total of 174 retail stores, and we plan to open five stores and close four stores during the balance of fiscal 2004.

Fred Rowan, Chairman of the Board of Directors and Chief Executive Officer of Carter’s said, “We are very pleased with our performance in the second quarter of 2004 despite a challenging retail environment. We continue to focus on product leadership in all channels of distribution.  We continue to successfully demonstrate the strength of our growth initiatives, and we are on track to achieve our financial goals for 2004.”

For the second quarter ended July 3, 2004, net income increased 183% to $5.9 million, or $0.20 per diluted share, from $2.1 million, or $0.09 per diluted share, for the second quarter ended July 5, 2003.  Net income in the second quarter includes a benefit of $933,000, or $0.03 per diluted share, which represents the cumulative effect of a correction in the cost of inventory.

Compared to pro forma net income of $3.1 million, or $0.11 per diluted share for the second quarter ended July 5, 2003, further described below, net income for the second quarter ended July 3, 2004 increased 91% to $5.9 million, or $0.20 per diluted share.  Excluding the effect of the inventory adjustment of $0.03 per diluted share described above, diluted earnings per share for the second quarter ended July 3, 2004 would have been $0.17 per diluted share, an increase of 55% as compared to pro forma diluted earnings per share of $0.11 for the second quarter ended July 5, 2003.

Net sales in the first half of fiscal 2004 increased 11% to $339.0 million from $306.0 million for the first half of fiscal 2003.  In our wholesale channel, net sales increased $1.9 million, or 1%, in the first half of fiscal 2004 to $164.1 million from $162.2 million in the first half of fiscal 2003.  As expected, wholesale net sales growth in the second quarter of fiscal 2004 more than offset the 6% decline in wholesale net sales experienced during the first quarter of fiscal 2004.

Net sales to the mass channel in the first half of fiscal 2004 increased $25.5 million to $55.7 million from $30.2 million in the first half of fiscal 2003.  This growth reflects sales of our Child of Mine brand to Wal-Mart, which launched in June of 2003, and growth in sales of the Tykes brand to Target stores.

The Company’s retail store sales in the first half of fiscal 2004 increased $5.7 million, or 5%, to $119.2 million from $113.5 million in the first half of fiscal 2003 due to incremental sales from new store openings and a comparable store sales increase of 1.8%.  During the first half of fiscal 2004, the Company opened five stores.

For the first half of fiscal 2004, net income increased 80% to $16.2 million, or $0.54 per diluted share, from $9.0 million, or $0.38 per diluted share for the first half of fiscal 2003.  Pro forma net income increased 50% to $16.6 million, or $0.55 per diluted share for the first half of fiscal 2004 compared to pro forma net income of $11.0 million, or $0.38 per diluted share for the first half of fiscal 2003.  Excluding the effect of the inventory adjustment of $0.03 per diluted share described above, pro forma diluted earnings per share for the first half of fiscal 2004 would have been $0.52 per diluted share, an increase of 37% as compared to pro forma diluted earnings per share of $0.38 for the first half of fiscal 2003.

Net cash used in operations was $5.4 million in the first half of fiscal 2004 compared to net cash used in operations of $21.9 million in the first half of fiscal 2003.  Net cash used in operations in the first half of fiscal 2004 reflects the growth in earnings and favorable changes in working capital.

Carter’s Business Outlook

This outlook is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although the Company believes the comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

($in millions, except EPS)	Third Quarter 2004			Fiscal Year 2004
Net sales	$234.0	+10	%(1)	$775.0	+10	%(3)
Diluted EPS	$0.57	+19	%(2)	$1.56 to $1.58	+28% to +30	% (4)

(1)                                  Comparison to third quarter of fiscal 2003.

(2)                                  Estimated increase as compared to pro forma third quarter fiscal 2003 results adjusted to reflect $0.9 million in after tax interest savings, $0.6 million in after-tax plant closure costs, and increased diluted share count of approximately 5.4 million shares resulting from the initial public offering and associated debt reduction that occurred during the fourth quarter of fiscal 2003.

(3)                                  Comparison to fiscal 2003.

(4)                                  Estimated increase in projected 2004 net income per share, including $0.03 per share benefit from the cumulative effect of the inventory adjustment, as compared to pro forma fiscal 2003 results of $1.22 per diluted share as previously described in our earnings release filed March 1, 2004 on Form 8-K.

Carter’s will broadcast its quarterly conference call on July 29, 2004 at 8:30 a.m. EDT.  To participate in the call, please dial 1-800-810-0924.  For international calls, please dial 1-913-981-4900.  To listen to the live broadcast over the internet, please log on to www.carters.com, go to “Investor Relations” and then click on the link “Second Quarter Conference Call.”  A replay of the call will be available shortly after the broadcast through midnight EDT, August 6, at 1-888-203-1112, pass code 511730, and archived on the Company’s website at the same location as the live webcast.

For more information on Carter’s, please visit www.carters.com.

Cautionary Language

Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results for fiscal 2004 or any other future period, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include a decrease in sales to, or the loss of one or more of the Company’s key customers, deflationary trends in prices, disruptions in foreign supply sources, negative publicity, the loss of one or more of the Company’s major suppliers for raw materials, competition in the baby and young children’s apparel market, the Company’s leverage which increases the Company’s exposure to interest rate risk and could require the Company to dedicate a substantial portion of its cash flow to repay principal, the impact of governmental regulations and environmental risks applicable to the Company’s business, and seasonal fluctuations in the children’s apparel business.  These risks are described in the Company’s prospectus dated October 23, 2003 under the headings “Risk Factors,”  “Business-Competition; Certain Risks,” and “Statement Regarding Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Pro forma Net Income

Pro forma results for the first half of fiscal 2004 exclude $0.3 million in after-tax restructuring charges related to the closures of the Company’s sewing facilities in Costa Rica and a distribution facility in Leola, Pennsylvania.  Pro forma results for the second quarter and first half of fiscal 2003 include $1.0 million and $2.0 million, net of tax, respectively, to reflect pro forma interest savings associated with the Company’s debt reduction completed in the fourth quarter of fiscal 2003 as if it had occurred at the beginning of fiscal 2003.  These adjustments are set forth in the reconciliation of results in accordance with generally accepted accounting principles (GAAP) to the pro forma results shown in the table below.  The number of weighted average shares in the second quarter and first half of fiscal 2003 has been adjusted in the pro forma earnings per share calculations to give effect to the initial public offering and to treat the incremental shares sold as if they were outstanding for the periods presented.  The Company believes that the pro forma information in this release provides a meaningful comparison of its operational and financial results.

In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided pro forma, non-GAAP financial measurements that present net income and net income on a per share basis excluding certain adjustments discussed above.  Details of these items are presented in the table below, which reconciles the GAAP results to pro forma net income and pro forma net income per share.  The pro forma, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The pro forma, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of our future condition or results of operations.  Also, this earnings release and the reconciliation from GAAP results to pro forma results can be found on the Company’s website at www.carters.com.

CARTER’S, INC.

GAAP VS. PRO FORMA RESULTS

(dollars in thousands, except for share data)

(unaudited)

	Three-month periods ended		Six-month periods ended
	July 3, 2004	July 5, 2003	July 3, 2004	July 5, 2003

Net income (GAAP)	$5,917	$2,088	$16,230	$8,998

Pro forma adjustments (net of tax):

Closure costs	—	—	329	—

Pro forma interest expense savings	—	1,015	—	2,030

Pro forma net income	$5,917	$3,103	$16,559	$11,028

Diluted weighted average shares outstanding, as reported	29,890,163	24,023,255	29,875,271	23,974,808

Adjustment for initial public offering	—	5,390,625	—	5,390,625

Pro forma diluted weighted average shares outstanding	29,890,163	29,413,880	29,875,271	29,365,433

Diluted net income per share, as reported	$0.20	$0.09	$0.54	$0.38

Pro forma diluted net income per share	$0.20	$0.11	$0.55	$0.38

CARTER’S, INC.

CONSOLIDATED STATEMENT OF INCOME

(dollars in thousands, except for share data)

(unaudited)

	Three-month periods ended		Six-month periods ended
	July 3, 2004	July 5, 2003	July 3, 2004	July 5, 2003

Net sales	$156,307	$140,008	$339,027	$306,001

Cost of goods sold	96,716	90,153	213,166	195,542

Gross profit	59,591	49,855	125,861	110,459
Selling, general, and administrative expenses	48,030	41,843	95,394	86,764

Closure costs	—	—	540	—

Royalty income	(2,504)	(1,903)	(5,668)	(4,457)

Operating income	14,065	9,915	35,595	28,152

Interest expense, net	4,364	6,519	8,988	13,521

Income before income taxes	9,701	3,396	26,607	14,631

Provision for income taxes	3,784	1,308	10,377	5,633

Net income	$5,917	$2,088	$16,230	$8,998

Basic net income per common share	$0.21	$0.09	$0.58	$0.40
Diluted net income per common share	$0.20	$0.09	$0.54	$0.38
Basic weighted average number of shares outstanding	28,002,221	22,552,137	27,993,791	22,550,452
Diluted weighted average number of shares outstanding	29,890,163	24,023,255	29,875,271	23,974,808

CARTER’S, INC.

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except for share data)

	July 3, 2004	January 3, 2004	July 5, 2003
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,176	$36,061	$4,959
Accounts receivable, net	71,982	65,318	59,904
Inventories, net	148,423	104,760	132,910
Prepaid expenses and other current assets	3,401	6,625	5,065
Deferred income taxes	8,301	9,045	11,096

Total current assets	245,283	221,809	213,934

Property, plant, and equipment, net	52,627	50,502	49,952
Tradename	220,233	220,233	220,233
Cost in excess of fair value of net assets acquired	139,282	139,282	139,282
Licensing agreements, net	625	3,125	5,625
Deferred debt issuance costs, net	6,837	7,666	10,433
Other assets	2,943	3,485	3,659

Total assets	$667,830	$646,102	$643,118

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$927	$3,336	$1,201
Accounts payable	50,428	30,436	34,253
Other current liabilities	30,429	37,405	35,538

Total current liabilities	81,784	71,177	70,992

Long-term debt	204,002	209,377	290,742
Deferred income taxes	82,293	83,196	82,926
Other long-term liabilities	9,816	9,816	10,001

Total liabilities	377,895	373,566	454,661

Commitments and contingencies

Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at July 3, 2004, January 3, 2004, and July 5, 2003	—	—	—
Common stock, voting; par value $.01 per share; 40,000,000 shares authorized; 28,073,103 issued and outstanding at July 3, 2004; 27,985,360 issued and outstanding at January 3, 2004; 22,558,884 issued and outstanding at July 5, 2003	281	280	226
Additional paid-in capital	242,948	241,780	147,142
Retained earnings	46,706	30,476	41,089

Total stockholders’ equity	289,935	272,536	188,457

Total liabilities and stockholders’ equity	$667,830	$646,102	$643,118